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     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal. Capitalized terms not defined in this announcement have the respective meanings ascribed in such terms in the Offer to Purchase. The Offer is not being made to, nor will the Company accept tenders from, holders of Shares in any jurisdiction in which the Offer or its acceptance would violate that jurisdiction's laws. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. In jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by Smith Barney Inc., or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                    NOTICE OF OFFER TO PURCHASE FOR CASH BY

                                   STAC, INC.

                   UP TO 6,000,000 SHARES OF ITS COMMON STOCK
                      AT A PURCHASE PRICE NOT GREATER THAN
                      $5.50 NOR LESS THAN $4.75 PER SHARE

     Stac, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender up to 6,000,000 shares of its common stock, par value $.001 per share (the "Shares"), to the Company at prices not greater than $5.50 nor less that $4.75 per Share in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 14, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer").

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 11, 1997, UNLESS THE OFFER IS EXTENDED.

     The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer to Purchase.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $5.50 nor less than $4.75 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 6,000,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $5.50 nor less than $4.75 per Share) validly tendered and not withdrawn pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer including the proration terms described below. The Company reserves the right, in its sole discretion, to purchase more than 6,000,000 Shares pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Time more than 6,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered at or below the Purchase Price and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority:
(i) all Shares validly tendered at
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or below the Purchase Price and not withdrawn prior to the Expiration Time by any Odd Lot Owner who tenders all such Shares beneficially owned by such Odd Lot Owner at or below the Purchase Price (partial tenders will not qualify for this Preference) and who completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, and (ii) after purchase of all the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Time on a pro rata basis.

     Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Time and, unless accepted for payment by the Company as provided in the Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on October 9, 1997.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE STOCKHOLDERS DECIDE WHETHER TO ACCEPT OR REJECT THE OFFER AND, IF ACCEPTED, AT WHICH PRICE OR PRICES TO TENDER THEIR SHARES.

     These materials are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for transmittal to beneficial owners of Shares. The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated by reference herein.

     Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent as set forth below.

                    The Information Agent For The Offer Is:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.

                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                 Banks and Brokers call collect: (201) 896-1900
                   All others call toll-free: (800) 459-8554

                      The Dealer Manager For The Offer Is:

                               SMITH BARNEY INC.

                              388 Greenwich Street
                            New York, New York 10013
                                 (800) 968-9368

August   , 1997

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